Execution Version
AGREEMENT AND PLAN OF MERGER
By and Among
GREATER HEIGHTS LLC,
GREATER HEIGHTS ACQUISITION LLC,
ROBERT GLASER

and
REALNETWORKS, INC.
Dated as of July 27, 2022

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ii

EXHIBIT A    LIST OF FOUNDER SHAREHOLDERS
EXHIBIT B    FORM OF VOTING AGREEMENT

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is entered into, as of July 27, 2022, by and among RealNetworks, Inc., a Washington corporation (the “Company”), Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and exclusively for purposes of Section 8.15, Robert Glaser, an individual resident of Washington (“Parent Guarantor”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the respective meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, as of the date hereof, the Persons listed on Exhibit A (the “Founder Shareholders”) own in the aggregate 12,903,088 shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and 8,064,516 shares of Company Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock;
WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein, subject to the ability of Parent to elect for the Company to survive the Merger (as defined below) as contemplated herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Common Stock will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) (other than Robert Glaser), based on the unanimous recommendation of a special transaction committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of Company Common Stock other than the Founder Shareholders and their Affiliates (the “Public Shareholders”), and declared it advisable, to enter into this Agreement with Parent, Merger Sub and Parent Guarantor; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company; in each case, in accordance with the Washington Business Corporation Act contained in the Revised Code of Washington (the “RCW”);
WHEREAS, the respective authorized manager or member of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective equityholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the RCW;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Founder Shareholders and certain other Company shareholders are entering into a voting agreement with Parent and the Company, substantially in the form of Exhibit B (the “Voting Agreement”), pursuant to which, among other things, they agree to vote their respective shares of Company Common Stock in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
THE MERGER
Section 1.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the RCW, at the Effective Time: (a) the Company will merge with and into Merger Sub (the “Merger”); (b) the separate corporate existence of the Company will cease; and (c) Merger Sub will continue its corporate existence under the RCW as the surviving company in the Merger and a wholly owned Subsidiary of Parent (the “Surviving Company”).
Section 1.02Closing. The closing of the Merger (the “Closing”) shall take place on the third Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been previously terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by Parent and the Company. The date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause an articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Washington in accordance with the relevant provisions of the RCW and shall make all other filings or recordings required under the RCW to effect the Merger. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Washington or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the RCW (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the RCW. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.
Section 1.05Certificate of Formation; Limited Liability Company Agreement. At the Effective Time: (a) the certificate of formation of Merger Sub in effect as of immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company from and after the Effective Time until thereafter amended as provided therein or by applicable Law and (b) the limited liability company agreement of Merger Sub in effect as of immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company from and after the Effective Time until thereafter amended as provided therein, the certificate of formation of the Surviving Company, or by applicable Law, except that, in each case, references to Merger Sub’s name shall be replaced with references to the Surviving Company’s name.
Section 1.06Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.
Article II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES
Section 1.07Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, Parent Guarantor or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)Cancellation of Certain Common Stock. Each share of Company Common Stock or Company Preferred Stock that is owned by Parent, the Founder Shareholders, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $0.73 in cash, without interest (the “Merger Consideration”).
(c)Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.
(d)Conversion of Merger Sub Capital Stock. Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable limited liability company membership interest of the Surviving Company with the same rights, powers, and privileges as the membership interests so converted and shall constitute the only outstanding equity interests of the Surviving Company.
Section 1.08Surrender and Payment.
(a)Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint Computershare Inc. (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to immediately deposit in trust additional cash in U.S. dollars with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated by this Agreement, including the exchange of shares of Company Common Stock for the Merger Consideration. To the extent required by the Paying Agent, promptly after the Effective Time (and in any event within two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other customary provisions as Parent and the Company may agree prior to the Closing) for use in such exchange.
(b)Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(c)Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be held or invested by the Paying Agent as directed by Parent or the Surviving Company. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Company, as Parent directs.
(d)Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e)Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.
(f)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Company, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Company, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Surviving Company shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time, or such later date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(g)Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares that remain Dissenting Shares for more than 45 days shall be returned to Parent, upon written demand.
Section 1.09Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with the RCW (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the RCW with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Chapter 23B.13 of the RCW; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Chapter 23B.13 of the RCW or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13 of the RCW, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
Section 1.010Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 1.011Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; provided that as long as a proper letter of transmittal is submitted by the applicable Person, Parent does not intend to withhold (or cause to be withheld) with respect to any payments hereunder. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, made such deduction and withholding.
Section 1.012Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.
Section 1.013Treatment of Stock Options and Other Stock-Based Compensation.

(e)Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding and vested under any Company Stock Plan immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Company, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Company Stock Options that are outstanding but unvested under any Company Stock Plan immediately prior to the Effective Time shall be treated in accordance with the terms of the applicable Company Stock Plans and form of award thereunder.
(f)Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each performance or restricted stock unit subject to vesting, repurchase, or other lapse of restrictions (a “Company RSU”) that is outstanding and vested under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Company, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company RSU in accordance with Section 2.05. Company RSUs that are outstanding but unvested immediately prior to the Effective Time shall be treated in accordance with the terms of the applicable Company Stock Plans and form of award thereunder.
(g)Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board (upon the recommendation of the Special Committee), and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including using reasonable best efforts to obtain any necessary employee consents) that may be necessary to effectuate the provisions of paragraphs Section 2.07(a) and Section 2.07(b) of this Section 2.07.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company SEC Documents or in the correspondingly numbered section (or any other section for which it is reasonably apparent that such information or disclosure is relevant to another section) of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 1.01Organization; Standing and Power; Charter Documents; Subsidiaries.
(a)Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)Charter Documents. The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of its Charter Documents.
(c)Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 1.01Capital Structure.
(d)Capital Stock. The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Company Common Stock; and (ii) 60,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on June 30, 2022: (A) 47,323,993 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Company Common Stock were issued and held by the Company in its treasury; (C) no shares of Company Preferred Stock designated as Series A Preferred Stock were issued and outstanding or held by the Company in its treasury; and (D) 8,064,516 shares of Company Preferred Stock designated as Series B Preferred Stock were issued and outstanding or held by the Company in its treasury. Since June 30, 2022 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.
(e)Stock Awards.
(i)As of the close of business on June 30, 2022, an aggregate of 2,163,080 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on June 30, 2022, 6,786,733 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, and 1,704,648 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs (1,350,325 of which are unvested and 354,323 of which are vested but have not yet been released). Since June 30, 2022 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as, of the date of this Agreement, a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)Except for the Company Stock Plans or as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii)There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.
(f)Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).
(g)Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).
Section 1.02Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.
(h)Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, approval of the Merger and adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, each voting as a separate class (the “Company Shareholder Approval”), and (ii) the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock held by the Public Shareholders (the “Minority Approval” and, together with the Company Shareholder Approval, the “Requisite Company Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only approval or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub and Parent Guarantor, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(i)Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (iv) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Stock Market (the “Nasdaq”); (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(k)Special Committee; Board Approval. The Special Committee, at a meeting duly called and held, by unanimous vote of all its members approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and determined that such transactions are fair to, and in the best interests of, the Public Shareholders. The Company Board, based on the unanimous recommendation of the Special Committee, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company (other than Robert Glaser) duly called and held, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Public Shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s shareholders for adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the RCW (collectively, the “Company Board Recommendation”).
(l)Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.
Section 1.02SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(m)SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 (the “Company SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(n)Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).
(o)Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.
(p)Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
(q)Undisclosed Liabilities. The unaudited consolidated balance sheet of the Company dated as of March 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities that would be required under GAAP to be reflected on a consolidated balance sheet of the Company other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(r)Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(s)Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of the Company or any of its Subsidiaries nor any officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the general counsel of the Company.
Section 1.03Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:
(t)the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice;
(u)there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(v)there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.
Section 1.01Taxes.
(w)Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business consistent with past practice.
(x)Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period since inception.

(y)Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.
(z)Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.
(aa)Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.
(ab)Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(ac)Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(ad)Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (excluding any group of which the Company was the common parent entity); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of such agreements does not relate to Taxes).
(ae)Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.
(af)Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(ag)Section 355. In the last three (3) years, neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(ah)Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(ai)Transfer Pricing. All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Law), and the Company has no liability under Section 482 of the Code (or any similar provision of state, local, or foreign Tax Law).
Section 1.04Intellectual Property.
(aj)Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.
(ak)Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries shall own or have the right to use all material Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which the Company and its Subsidiaries owned or had the right to use such Intellectual Property immediately prior to the Closing.
(al)Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(am)Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.
(an)IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ao)Company IT Systems. Since January 1, 2019, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ap)Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 1.03Compliance; Permits.
(aq)Compliance. The Company and each of its Subsidiaries are, and since January 1, 2021, have been, in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2021, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law applicable to the Company or such Subsidiary in any material respect.
(ar)Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 1.05Litigation. As of the date hereof, there is no material Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its

Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.
Section 1.10Brokers’ and Finders’ Fees. Except for fees payable to Houlihan Lokey Capital, Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.
Section 1.11Employee Benefit Issues.
(as)Schedule. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).
(at)Employee Plan Compliance. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Employee Plan has been established, administered, and maintained in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company

Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(au)Plan Liabilities. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.
(av)Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;
(ii)no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;
(iii)no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and
(iv)no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.
(aw)No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to

Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.
(ax)Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.
(ay)Section 409A Compliance. To the Knowledge of the Company, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(az)Health Plan Compliance. To the Knowledge of the Company, each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
(ba)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. To the Knowledge of the Company, no amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.
(bb)Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(bc)Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, or to the Knowledge of the Company, threatened, or has occurred in the last three (3) years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last three (3) years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 1.12Real Property and Personal Property Matters.
(bd)Owned Real Estate. Neither the Company nor any of its Subsidiaries owns or holds title to any land or buildings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.
(be)Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.
(bf)Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.
Section 1.1Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(bg)Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws.

(bh)No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.
(bi)No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
Section 1.13Material Contracts.
(bj)Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(v)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;
(vi)any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $200,000;
(vii)any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;
(viii)any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;
(ix)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $500,000;
(x)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;
(xi)any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(xii)any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;
(xiii)any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(xiv)any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(xv)any employee collective bargaining agreement or other Contract with any labor union;
(xvi)any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;
(xvii)any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or
(xviii)any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.
(bk)Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.
(bl)No Breach. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach or default, or has received written notice of breach or default, of any Company Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise).

Section 1.2Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.
Section 1.3Proxy Statement and Schedule 13E-3. None of the information contained or incorporated by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”) will at the time of the mailing of the Company Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Company Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement and/or Schedule 13E-3. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 1.4Fairness Opinion. The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by the Public Shareholders pursuant to this Agreement is fair, from a financial point of view, to such Public Shareholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 1.5No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and in Section 8.15, the Company hereby acknowledges that none of Parent, Merger Sub or Parent Guarantor or any of their respective Affiliates, nor any other Person makes or has made any other express or implied representation or warranty on behalf of Parent, Merger Sub, Parent Guarantor or any of their respective Affiliates.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 1.06Organization. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now conducted.
Section 1.07Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)Authority. Each of Parent and Merger Sub has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of formation or limited liability company agreement of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(d)Board Approval.
(i)The manager of Parent by resolutions duly adopted by unanimous consent in lieu of a meeting, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s members, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.
(ii)The member of Merger Sub by resolutions duly adopted by unanimous consent in lieu of a meeting, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole member of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole member of Merger Sub, approve the adoption of this Agreement in accordance with the RCW.
Section 1.01Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained or incorporated by reference in Schedule 13E-3 filed with the SEC concurrently with the filing of the Company Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than the Founder Shareholders or their Affiliates is required to file Schedule 13E-3, and no disclosure regarding any Person other than the Founder Shareholders and their Affiliates and the Company is required to be included in Schedule 13E-3. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference in the Company Proxy Statement and/or Schedule 13E-3.
Section 1.02Financial Capability. Parent has and will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds in U.S. dollars to pay the aggregate Merger Consideration and all other cash amounts payable in connection with this Agreement and the transactions contemplated hereby and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger and any other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company’s Subsidiaries. Each of Parent and Merger Sub are solvent as of the date hereof, and each of Parent and the Surviving Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger and other transactions contemplated hereby, and payment of all related fees and expenses, be solvent at and after the Closing.
Section 1.03Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 1.04Brokers. Except for fees payable to Imperial Capital, LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’

fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.
Section 1.05Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will note prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.
Section 1.06Voting Agreement. The Voting Agreement is in full force and effect as of the date hereof and each constitutes a valid and binding obligation of the Founder Shareholders party thereto, enforceable against the Founder Shareholders in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Voting Agreement.
Section 1.07Certain Arrangements.
(a)As of the date hereof, there are no Contracts or commitments to enter into Contracts between Parent, Merger Sub, Parent Guarantor or any of their Affiliates, on the one hand, and the Company, any director, officer or employee of the Company or any of the Company’s Subsidiaries, on the other hand.
(b)There are no Contracts or commitments to enter into Contracts pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreement, pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.
Section 1.10No Other Representations and Warranties. Except for the representations and warranties contained in Article III, Parent and Merger Sub hereby acknowledge that none of the Company or any of its Affiliates, nor any other Person makes or has made any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.
Section 1.11Non-Reliance. Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements as well as in such business plans, with which Parent and Merger Sub are familiar; (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) Parent and Merger Sub hereby waive any claim against the Company or the Company’s Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.11, and have relied solely on their own actual knowledge of the Company, the results of their own independent investigation and the representations, warranties, agreements and covenants made by the Company in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company nor any of the Company’s Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements of business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Article V
COVENANTS
Section 1.08Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as permitted or contemplated by this Agreement, as set forth on Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a)amend or propose to amend its Charter Documents;
(b)(i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);
(c)except in connection with actions requested by Parent pursuant to Section 5.15, take any action related to a restructuring, recapitalization, or other reorganization of the Company and/or its Subsidiaries;
(d)issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;
(e)except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or applicable Contract, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;
(f)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $250,000 in the aggregate;

(g)(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of (x) obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, (y) any assets, properties or rights pursuant to contracts or commitments existing as of the date hereof and (z) any assets, properties or rights in an amount not in excess of $250,000, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(h)repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person in excess of $250,000 in the aggregate, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;
(i)other than in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;
(j)institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $150,000 in the aggregate, other than (i) any Legal Action brought against Parent, Parent Guarantor or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(k)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(l)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(m)except in connection with actions permitted by Section 5.03, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(n)other than in the ordinary course of business, abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material

Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(o)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(p)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;
(q)adopt or implement any shareholder rights plan or similar arrangement; or
(r)agree or commit to do any of the foregoing.
Section 1.04Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, shall be treated in accordance with the Confidentiality Agreement, dated January 19, 2022, by and among Parent, Imperial Capital, LLC and the Special Committee (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 1.05Takeover Proposals.
(s)Takeover Proposal. Except with respect to actions or omissions taken by or at the direction of Parent, Merger Sub or Parent Guarantor, including in Parent Guarantor’s capacity as a director or officer of the Company or any Subsidiary of the Company, the Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.03(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that doing so could reasonably be expected to result in a Superior Proposal, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “acquiring person” under, Chapter 23B.19 of the RCW; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”), other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(b). The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the

Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.
(t)Superior Proposal. Notwithstanding anything to the contrary in this Section 5.03, at any time prior to receipt of the Requisite Company Vote, the Company and its Representatives shall be permitted to, following the receipt of a Takeover Proposal, subject to Section 5.03(c):
(i)contact the Person or group of Persons who has made such Takeover Proposal to clarify and understand the terms and conditions thereof and to notify such Person of the restrictions of this Section 5.03;
(ii)provide information (including any non-public information concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Takeover Proposal, if prior to providing such information, the Company has received from such Person or group of Persons an Acceptable Confidentiality Agreement; provided that the Company will promptly (and in any event within forty-eight (48) hours) make available to Parent any such non-public information concerning the Company and its Subsidiaries that is provided to such Person or group of Persons that was not previously available to Parent or its Representatives; and/or
(iii)engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Takeover Proposal (including solicitation of revised Takeover Proposals);
provided that, prior to taking any action described in the foregoing clauses (ii) and (iii), the Special Committee has determined, in good faith (after consultation with its financial advisors and outside legal counsel), that such Takeover Proposal individually or in the aggregate with any other Takeover Proposals, constitutes or could reasonably be expected to result in a Superior Proposal.
(u)Notification to Parent. The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it (or any of its Representatives) receives any Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing with respect thereto. The Company shall keep Parent fully informed on a reasonably current basis of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board or the Special Committee, as applicable, (or such lesser notice as is provided to the members of the Company Board) at which the Company Board or the Special Committee, as applicable, is reasonably expected to consider any Takeover Proposal.
(v)Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 5.03, the Company Board (upon the recommendation of the Special Committee) shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board, upon the recommendation of the Special Committee, may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this Section 5.03, if: (i) the Company notifies Parent, in writing, at least five (5) days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received one or more Takeover Proposals, that the Company Board intends to declare a Superior Proposal, and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a

Company Acquisition Agreement; (ii) the Company specifies the identity of the party or parties making the Superior Proposal and the material terms and conditions thereof in such notice; (iii) the Company or the Special Committee, as applicable, and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal(s) ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Special Committee determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal(s) continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement).
(w)Intervening Event. Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Requisite Company Vote, the Company Board, upon the recommendation of the Special Committee, may effect a Company Adverse Recommendation Change in response to an Intervening Event, if prior to taking such action: (i) the Company Board (acting on recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) the Company shall have given five (5) days (the “Intervening Event Notice Period”) prior written notice to Parent that the Company has determined an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Company Adverse Recommendation Change; (iii) the Company or the Special Committee, as applicable, and its Representatives during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement, if proposed by Parent in its sole discretion, as would permit the Company Board (acting on recommendation of the Special Committee) not to make a Company Adverse Recommendation Change with respect to such Intervening Event; and (iv) the Company Board (acting on recommendation of the Special Committee) determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change with respect to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law after taking into account any adjustments made by Parent during the Intervening Event Notice Period in the terms and conditions of this Agreement.
(x)Nothing contained herein shall prevent the Company Board or the Special Committee from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company Board determines, after consultation with its outside legal counsel, that failure to disclose such position would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
Section 1.02Shareholders Meeting; Preparation of Proxy Materials; Approval by Sole Member of Merger Sub.
(y)Company Shareholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than thirty (30) days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Bruce Jaffe, Chairman of the Special Committee, shall serve as Chairman of the Company Shareholders Meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.03, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03, the Company shall use reasonable best efforts to: (i)

solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions reasonably necessary or advisable to secure the vote of the holders of Company Common Stock required by applicable Law to obtain such approval. Except as required by applicable Law, the Company shall not submit any other proposals for approval at the Company Shareholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Shareholders Meeting for no longer than twenty (20) Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholders Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Company Shareholders Meeting.
(z)Preparation of Company Proxy Statement and Schedule 13E-3. In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC and the Company and Parent shall (and Parent shall cause its Affiliates to) cooperate to, concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement and Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement and Schedule 13E-3. The parties shall not file the Company Proxy Statement or Schedule 13E-3, or any amendments or supplements thereto, without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered). The Company and Parent shall each use its reasonable best efforts to cause the Company Proxy Statement and Schedule 13E-3 at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company and Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement or Schedule 13E-3 as promptly as practicable after receipt thereof and to cause the Company Proxy Statement and Schedule 13E-3, each in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The parties agree to consult with each other prior to responding to SEC comments with respect to the preliminary Company Proxy Statement or Schedule 13E-3. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement and/or Schedule 13E-3 which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The parties shall as soon as reasonably practicable: (i) notify each other of the receipt of any comments from the SEC with respect to the Company Proxy Statement or Schedule 13E-3 and any request by the SEC for any amendment to the Company Proxy Statement or Schedule 13E-3 or for additional information; and (ii) provide each other with copies of all written correspondence between the such party and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement and/or Schedule 13E-3.
(aa)Approval by Sole Member of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the RCW, and shall promptly provide written evidence of such adoption to the Company.
Section 1.09Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.05 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 1.010Employees; Benefit Plans.
(ab)Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.
(ac)Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Company to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.
(ad)Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least fifteen (15) days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.
(ae)Employees Not Third-Party Beneficiaries. This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this

Section 5.06, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Company, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Company, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Company, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Company.
(af)Prior Written Consent. With respect to matters described in this Section 5.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent and the Special Committee.
Section 1.06Directors’ and Officers’ Indemnification and Insurance.
(ag)Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, and all obligations with respect thereto, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and all such obligations shall be honored by the Surviving Company from and after the Effective Time. For a period of six years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each Indemnified Party to at least the same extent as provided in the Charter Documents as of the date hereof and shall cause the Charter Documents of the Surviving Company to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
(ah)Insurance. Subject to the terms set forth on Section 5.07(b) of the Company Disclosure Letter, the Surviving Company shall, and Parent shall cause the Surviving Company to: (i) obtain as of the Effective Time “tail” insurance policies (the “D&O Tail Policies”) covering each Indemnified Party with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and (ii) maintain the D&O Tail Policies in full force and effect, for their full terms, and cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.
(ai)Survival. The obligations of Parent, Merger Sub, and the Surviving Company under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(aj)Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.
Section 1.011Reasonable Best Efforts.
(ak)Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.
(al)Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties shall cooperate and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.
Section 1.01Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Parent and the Special Committee. Thereafter, each of the Company and Parent agrees that any public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby may be issued by any party without the prior written consent of the other party; provided, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to provide notice to the other party of such release or announcement promptly following such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.03; (ii) any other disclosure issued or made in compliance with Section 5.03; (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09; or (iv) any dispute between or among the parties regarding this Agreement, the Merger or other transactions contemplated hereby.
Section 1.10Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board (upon the recommendation of the Special Committee) shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 1.11Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.
Section 1.12Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Company of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.
Section 1.13Shareholder Litigation. The parties shall promptly advise each other in writing after becoming aware of any Legal Action commenced, or to the Knowledge of the Company or of Parent threatened, against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep each other reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such shareholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.03.
Section 1.14SEC Reports. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal securities Laws.
Section 1.15Tax Planning and Reorganization. In connection with Parent’s ongoing tax diligence and planning, at the written request of Parent, the Company shall take all reasonable actions necessary to effectuate any requested restructuring, recapitalization, or other reorganization of the

Company and/or its Subsidiaries, including legal entity rationalization, employee and/or asset transfers amongst the Company and its Subsidiaries, and settlement and/or forgiveness of intercompany payables and receivables (each a “Pre-Closing Reorganization”), provided that (i) the Company and the Special Committee shall have been provided a reasonable description of all Pre-Closing Reorganization steps and shall have consented to effectuate the Pre-Closing Reorganization, such consent not to be unreasonably withheld, conditioned or delayed to the extent the Pre-Closing Reorganization does not negatively impact the Public Shareholders, (ii) the Pre-Closing Reorganizations shall not be prejudicial to the Company, any of its Subsidiaries or any of the Company’s shareholders in any material respect, (iii) the Pre-Closing Reorganizations shall not materially impair the ability of the Company, Parent or Merger Sub to complete the Merger or materially delay completion of the Merger, (iv) the Pre-Closing Reorganizations shall be effected as close as reasonably practicable to the Effective Time and do not require the approval of any of the Company’s shareholders (unless such shareholder approval is obtained at the Company Shareholders Meeting), (v) the Pre-Closing Reorganizations do not unreasonably or materially interfere with the ongoing operations of the Company and its Subsidiaries and do not result in any breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective Charter Documents or applicable Law, and (v) any cost or expense associated with all or any portion of the Pre-Closing Reorganization shall be borne exclusively by Parent or its Affiliates and to the extent the Company is obligated to make any payment directly in connection with the Pre-Closing Reorganization, Parent and the Parent Guarantor agree to promptly reimburse the Company upon request. Without limiting the foregoing, upon notice from Parent to the Company, Parent may (in its sole and exclusive discretion) elect to cause the “forward” triangular structure of the Merger to become a “reverse” triangular structure such that, upon the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the RCW as the Surviving Company in the Merger and a wholly owned Subsidiary of Parent. Parent hereby represents that the effectuation of the Merger as a “forward” triangular merger structure will not give rise to material Tax liability to the Company or its Subsidiaries, as compared to a “reverse” triangular merger structure.
Section 1.16Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 1.17Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
Section 1.18Actions Taken at the Direction of the Founder Shareholders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III and Article V hereof, nor shall any condition set forth in Section 6.01 or Section 6.02 be deemed unsatisfied, nor shall Parent or Merger Sub have any right to terminate this Agreement pursuant to Article VII, if (a) Parent, Merger Sub, the Founding Shareholders or Parent Guarantor had knowledge of such breach or such state of facts giving rise to the breach prior to the date of this Agreement or (b) the alleged breach, the failure of a condition to be satisfied or the action or inaction giving rise to a right of termination, is the result of any action or inaction (i) by Parent, Merger Sub, the Founder Shareholders or the Parent Guarantor or (ii) by the Company at the direction of any Founder Shareholder or the Parent Guarantor, except where there is any express approval by or direction from the Special Committee.
Section 1.19Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Company Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, and (b) Parent, Merger Sub and Parent Guarantor shall not remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or the Special Committee.

Article VI
CONDITIONS
Section 1.012Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:
(a)Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)Minority Approval. The Minority Approval shall have been obtained.
(c)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that remain in effect and make illegal, enjoin, or otherwise prohibit consummation of the Merger.
Section 1.07Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of the following conditions:
(d)Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), the second sentence of Section 3.02(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(b), and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in the second sentence of Section 3.02(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date; and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(b), and Section 3.10, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).
(e)Performance of Covenants. The Company shall have performed, in all material respects, all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.
(f)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect that is continuing.
(g)Officers Certificate. Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).
(h)Inapplicability of Rights Plan. The Company shall have delivered to Parent evidence of an amendment to the Rights Plan that renders the Rights Plan and the rights thereunder inapplicable to the Merger and the other transactions contemplated by this Agreement.

(i)Dissenting Shares. Not more than fifteen percent (15%) of the Company Common Stock outstanding as of immediately prior to the Effective Time shall be Dissenting Shares.
(j)Maximum Expenses. The Maximum Expenses Amount shall not be exceeded.
Section 1.013Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:
(k)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement and the representations and warranties of Parent Guarantor in Section 8.15 shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(l)Performance of Covenants. Parent and Merger Sub shall have performed, in all material respects, all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.
(m)Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
Section 1.03Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
Article VII
TERMINATION, AMENDMENT, AND WAIVER
Section 1.014Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company (acting at the direction of the Special Committee).
Section 1.015Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (with the prior approval of the Special Committee) at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):
(a)if the Merger has not been consummated on or before the date that is ninety (90) days after the Company Proxy Statement is first deemed effective by the SEC (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date; provided, further, that if the Company Shareholders Meeting is adjourned or postponed, the End Date shall automatically be extended on a one-for-one basis for the number of days the Company Shareholders Meeting is adjourned or postponed.

(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
Section 1.08Termination by Parent. Subject to Section 5.18, this Agreement may be terminated by Parent at any time prior to the Closing:
(d)If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have materially and willfully breached any of its covenants and agreements set forth in Section 5.03; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.03(a) shall expire at 5:00 p.m. PT, on the tenth (10th) Business Day following the later of the date on which such right to terminate first arose or Parent becomes aware of such right to terminate;
(e)if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied; or
(f)if the Parent Guarantor is terminated as the chief executive officer of the Company without Cause by action of the Company Board, with the consent of the Special Committee.
Section 1.016Termination by the Company. This Agreement may be terminated by the Company (with the prior written approval of the Special Committee) at any time prior to the Closing:
(g)if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board (upon the recommendation of the Special Committee) authorizes the Company, to the extent permitted by and subject to material compliance with the applicable terms and conditions of this Agreement, including Section 5.03, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(h)if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Parent Guarantor set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.
Section 1.02Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such valid termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other parties. If this Agreement is validly terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02, Section 5.18, this Section 7.05, Section 7.06, Section 8.15 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud committed in connection with this Agreement or any of the transactions contemplated hereby.
Section 1.03Fees and Expenses Following Termination.
(i)If this Agreement is terminated by Parent pursuant to Section 7.03(a) or by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(j)If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) provided, that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) and in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Special Committee and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any such Takeover Proposal, or any such Takeover Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the lesser of: (a) one-half of the Termination Fee and (b) Parent’s expenses (it being understood for all purposes of this Section 7.06(b), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “50%” instead).
(k)Notwithstanding anything to the contrary, if the transactions contemplated by this Agreement are not consummated as a result of the failure of the Company to satisfy the closing condition in Section 6.02(g), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the lesser of: (i) Parent’s Expenses as of the date such failure becomes known or (ii) $500,000.
(l)The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(m)Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses (it being understood and agreed that Expenses associated with the printing, filing and mailing of the Company Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals shall be borne equally by the parties hereto); provided that, in the event the Closing occurs, any such Expenses incurred by Parent and its Affiliates shall be paid by the Surviving Company.
Section 1.017Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by Parent and the Company (with the prior approval of the Special Committee); provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval. From and after the date hereof, the Company Board shall act solely through the Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.
Section 1.018Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
Article VIII
MISCELLANEOUS
Section 1.09Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise. For the avoidance of doubt, any holder of Company Common

Stock that is a party to a Voting Agreement shall be deemed to be an Affiliate of the Founder Shareholders.
“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).
“Agreement” has the meaning set forth in the Preamble.
“Articles of Merger” has the meaning set forth in Section 1.03.
“Book-Entry Share” has the meaning set forth in Section 2.01(c).
“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Seattle, Washington are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01(a).
“Cause” means any of the following conduct of the Company’s chief executive officer: (i) the willful failure to perform essential job duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful failure to comply with any valid and legal directive of the Company Board; (iii) the willful engagement in illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company; (iv) the conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); or (v) the willful unauthorized disclosure of material non-public or confidential information; provided, that, termination shall not be deemed to be for Cause with respect to subclauses (i) and (ii) unless and until the Company Board delivers reasonable written notice to the Company’s chief executive officer and he has ten (10) Business Days from the delivery of such written notice within which to cure any acts constituting Cause.
“Certificate” has the meaning set forth in Section 2.01(c).
“Charter Documents” means with respect to a Person, the articles of incorporation, bylaws, or like organizational documents, each as amended to date of such Person.
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Acquisition Agreement” has the meaning set forth in Section 5.03(a).
“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s shareholders; (c) publicly recommending a Takeover Proposal to the Company’s shareholders; (d) failing to publicly recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business

Days after the commencement of such offer; or (e) publicly resolving or agreeing to take any of the foregoing actions.
“Company Balance Sheet” has the meaning set forth in Section 3.04(e).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(d).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Continuing Employees” has the meaning set forth in Section 5.06(a).
“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.
“Company Employee” has the meaning set forth in Section 3.11(a).
“Company Employee Plans” has the meaning set forth in Section 3.11(a).
“Company Equity Award” means a Company Stock Option or a Company RSU granted under one of the Company Stock Plans, as the case may be.
“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Company Financial Advisor” has the meaning set forth in Section 3.10.
“Company IP” has the meaning set forth in Section 3.07(b).
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.
“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination or any change in such Effect) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, credit or securities markets (including any changes in interest rates), or political conditions anywhere in the world; (ii) the execution and delivery, or consummation of the transactions contemplated by, this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, or consummation, of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations or enforcement thereof, (iv) acts of war, terrorism (including cyber-terrorism), or military actions, or the escalation or worsening thereof; (v) natural disasters, acts of God, force majeure events, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies or any responses thereto; (vi) general conditions in the industries or geographies in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso) or the suspension of trading or delisting of the Company’s equity securities (it being understand that any effect underlying such suspension of trading or delisting may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix)(A) the identity of Parent, Merger Sub or the Parent Guarantor or (B) the announcement or entry into this Agreement, including the impact thereof on relationships with employees, customers, suppliers, distributors or other Persons; (x) any action or claim made or brought by any shareholders of the Company (including former shareholders) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger and any other transactions contemplated by the Agreement; (xi) any changes in the cash position of the Company and its Subsidiaries that result from the operations of the Company and its Subsidiaries in the ordinary course of business consistent with past practice or the Company Board-approved budget; (xii) any patent expiry, or the loss of exclusivity or other protections regarding the Company IP; or (xiii) actions taken as required or permitted by the Agreement or actions or omissions taken with the consent or at the direction of Parent, Merger Sub, the Founding Shareholders or Parent Guarantor; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses, but solely to the extent of such disproportionality.
“Company Material Contract” has the meaning set forth in Section 3.14(a).
“Company Preferred Stock” has the meaning set forth in Section 3.02(a).
“Company Proxy Statement” has the meaning set forth in Section 3.16.
“Company RSU” has the meaning set forth in Section 2.07(b).
“Company SEC Documents” has the meaning set forth in Section 3.04(a).
“Company Securities” has the meaning set forth in Section 3.02(b)(ii).
“Company Shareholder Approval” has the meaning set forth in Section 3.03(a).
“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.
“Company Stock Option” has the meaning set forth in Section 2.07(a).
“Company Stock Plans” means the following plans, in each case as amended: the RealNetworks, Inc. 2020 Inducement Equity Plan, the RealNetworks, Inc. 1996 Stock Option Plan, the RealNetworks, Inc. 2005 Stock Incentive Plan and the RealNetworks, Inc. 2007 Employee Stock Purchase Plan.
“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.02.
“Consent” has the meaning set forth in Section 3.03(c).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“Dissenting Shares” has the meaning set forth in Section 2.03.
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” has the meaning set forth in Section 3.03(c).
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing, as the case may be, of the Company Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.
“Founder Shareholders” has the meaning set forth in the Recitals.
“GAAP” has the meaning set forth in Section 3.04(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“Indemnified Party” has the meaning set forth in Section 5.07(a).
“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.
“Intervening Event” means any material change, effect, event, occurrence or development that occurs or arises after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Special Committee, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events or changes constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition of Takeover Proposal) and (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).
“Intervening Event Notice Period” has the meaning set forth in Section 5.03(e).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means such facts and other information that as of the date of determination are actually known, after reasonable inquiry of such person’s direct reports, to (a) with respect to the Company and its Subsidiaries, the Company’s President and Chief Operating Officer, Chief Financial Officer, General Counsel, President of Messaging, President of Gaming and Vice President, Consumer and Cloud and (b) with respect to Parent and its Subsidiaries, the Parent Guarantor.
“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“Maximum Expenses Amount” means, in the aggregate, the amount of the fees and expenses set forth on Section 8.01 of the Company Disclosure Letter incurred by the parties set forth on Section 8.01 of the Company Disclosure Letter in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby; provided, that such amount does not include legal fees and expenses related to any litigation brought as a result or otherwise arising out of, or in connection with, this Agreement or the transactions contemplated hereby or any fees and expenses incurred by the Company in connection with the Pre-Closing Reorganization.
“Merger” has the meaning set forth in Section 1.01.
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Minority Approval” has the meaning set forth in Section 3.03(a).
“Nasdaq” has the meaning set forth in Section 3.03(c).
“Order” has the meaning set forth in Section 3.09.
“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 5.06(b).
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“PBGC” has the meaning set forth in Section 3.11(c).
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property,; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (h) Liens discharged at or prior to Closing; (i) Liens that would be disclosed by a search of Uniform Commercial Code filings in the jurisdiction of incorporation or organization of each of the Company and/or its Subsidiaries; and (j) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and/or its Subsidiaries taken as a whole.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Public Shareholders” has the meaning set forth in the Recitals.
“RCW” has the meaning set forth in the Recitals.
“Representatives” has the meaning set forth in Section 5.03(a).
“Requisite Company Vote” has the meaning set forth in Section 3.03(a).
“Rights Plan” means the Second Amended and Restated Shareholder Rights Plan, dated as of November 30, 2018, by and between the Company and Computershare Inc.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).
“SEC” has the meaning set forth in Section 3.03(c).
“Securities Act” has the meaning set forth in Section 3.04(a).
“Special Committee” has the meaning set forth in the Recitals.
“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means one or more bona fide written Takeover Proposals that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the Public Shareholders than the transactions contemplated by this Agreement; in each case, after taking into account at the time of determination: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Special Committee (including any conditions relating to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.03(d).
“Superior Proposal Notice Period” has the meaning set forth in Section 5.03(d).
“Surviving Company” has the meaning set forth in Section 1.01.
“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent Guarantor or Parent and its Subsidiaries, including Merger Sub, or the Founder Shareholders), relating to one or more transactions or series of transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the

Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, escheat, abandoned property, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
“Termination Fee” means $1,043,971.00.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Voting Agreement” has the meaning set forth in the Recitals.
“Voting Debt” has the meaning set forth in Section 3.02(c).
Section 1.010Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.
(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 1.019Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 1.020Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Washington.
Section 1.021Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court within the State of Washington. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 1.022Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.
Section 1.023Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Greater Heights LLC 1724 Howell Place Seattle, Washington 98122 Attention: Robert Glaser Email: [redacted]
with a copy (which will not constitute notice to Parent or Merger Sub) to:	DLA Piper LLP (US) 701 Fifth Avenue Suite 6900 Seattle, Washington 98104 Attention: Trent Dykes and Andrew Ledbetter Email: trent.dykes@us.dlapiper.com and andrew.ledbetter@us.dlapiper.com
If to the Company or the Special Committee, to:	c/o RealNetworks, Inc. 1501 1st Avenue S., Suite 600 Seattle, WA 98134 Attention: Special Committee of the Board of Directors: Bruce Jaffe and Erik Prusch Email: [redacted]
with a copy (which will not constitute notice to the Company) to:	King & Spalding LLP 110 N Wacker Drive Suite 3800 Chicago, Illinois 60606 Attention: Timothy FitzSimons Email: tfitzsimons@kslaw.com

Section 1.024Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Voting Agreements and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.
Section 1.025No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, and (c) the rights of the Indemnified Parties as set forth in Section 5.07.
Section 1.10Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 1.11Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent, Parent Guarantor or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 1.12Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 1.13Specific Performance.
(c)The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any valid termination of this Agreement.
(d)Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
Section 1.6Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
Section 1.7Parent Guarantor Guaranty.
(e)Parent Guarantor hereby unconditionally and irrevocably guarantees, and as a primary obligation, to the Company the due and punctual payment, performance and discharge of Parent’s and Merger Sub’s obligations under this Agreement and any documents or instruments delivered in connection with this Agreement (the “Parent Guarantor’s Guaranteed Obligations”). For the avoidance of doubt, the guarantee provided by Parent Guarantor hereunder is an unconditional and continuing guarantee of payment and not of collection. If Parent or Merger Sub fails to perform any such obligation when so required to perform, Parent Guarantor, upon written request of the Company (at the direction of the Special Committee), shall, or shall cause Parent or Merger Sub, as applicable, to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any documents or instruments delivered in connection with this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, Parent Guarantor’s obligations under this Section 8.15 are subject in all respects to the other provisions of this Agreement, including without limitation Section 8.13.

(f)Parent Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Parent Guarantor’s Guaranteed Obligations and notice of or proof of reliance by the Company upon this Section 8.15 or acceptance of this Section 8.15. The Parent Guarantor’s Guaranteed Obligations conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.15, and all dealings between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, under this Agreement likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.15.
(g)Parent Guarantor expressly and irrevocably waives any election of remedies by the Company, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with this Agreement or any documents or instruments delivered in connection with this Agreement, other than defenses that are available to Parent, Merger Sub or Parent Guarantor hereunder. The Company acknowledges and agrees that Parent Guarantor shall be entitled to all rights, remedies and benefits of Parent and/or Merger Sub hereunder, in addition to those to which Parent Guarantor is entitled to hereunder. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 8.15 are made knowingly in contemplation of such benefits.
(h)Parent Guarantor represents and warrants that (i) he has all requisite power and authority to execute, deliver and perform his obligations under this Agreement solely for purposes of this Section 8.15, (ii) no other proceedings on the part of Parent Guarantor are necessary to authorize the execution, delivery and performance by Parent Guarantor of this Agreement, (iii) this Agreement has been duly executed and delivered by Parent Guarantor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with the terms and provisions hereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity, (iv) he has, and at all times through the Effective Time will have, the financial capacity to pay and perform the Parent Guarantor’s Guaranteed Obligations and all funds in U.S. dollars necessary (and has provided proof of such funds as well as contact information for a Person at the financial institution where such funds are held to the Special Committee prior to the date hereof) for Parent Guarantor to fulfill the Parent Guarantor’s Guaranteed Obligations shall be readily available to Parent Guarantor for so long as the Parent Guarantor’s Guaranteed Obligations shall remain outstanding under this Agreement, (v) he expressly acknowledges and agrees that the Parent Guarantor’s Guaranteed Obligations are not subject to, or conditioned on, the receipt or availability of any funds or financing and that he is not securing the funds or financing necessary to satisfy and perform the Parent Guarantor’s Guaranteed Obligations from any third-party, (vi) he has no knowledge of any inaccuracy of the representations and warranties of the Company contained in Article III, (vii) he has disclosed to the Special Committee in writing any conversations that he has had, or any proposal or offer that he has knowledge of, which relate to, or could reasonably be expected to result in a Takeover Proposal or a joint venture involving the Company or any of the Company’s Subsidiaries, including in each case, the potential counterparties thereto and material terms (financial and otherwise) thereof and (viii) the execution, delivery and performance of this Agreement does not violate any Law or Contract to which Parent Guarantor is subject except as would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor to timely perform its obligations under this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

COMPANY RealNetworks, Inc. By:_/s/ Michael Parham___________ Name: Michael Parham Title:Senior Vice President, General Counsel and Secretary
PARENT Greater Heights LLC By: _/s/ Robert Glaser_________ Name: Robert Glaser Title: Manager
MERGER SUB Greater Heights Acquisition LLC By:_/s/ Robert Glaser________ Name: Robert Glaser Title: Manager PARENT GUARANTOR __/s/ Robert Glaser__________ Robert Glaser

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

LIST OF FOUNDER SHAREHOLDERS

1.Robert Glaser

EXHIBIT B

FORM OF VOTING AGREEMENT

[See attached.]